Exhibit 99.1

Impax Laboratories, LLC Announces Results Of Tender Offer for 2.00% Convertible Senior Notes Due 2022

HAYWARD, Cal., June 5, 2018 /PRNewswire/ — Impax Laboratories, LLC (“Impax” or the “Company”), a wholly-owned subsidiary of Amneal Pharmaceuticals, Inc. (NYSE: AMRX), announced today the final results of its previously announced cash tender offer (the “Offer”) to repurchase any and all of its outstanding 2.00% Senior Convertible Notes (the “Notes”) (CUSIP No. 45256BAE1). The terms and conditions of the offer to repurchase are set forth in the Company Repurchase Notice and Offer to Repurchase to Holders of 2.00% Convertible Senior Notes due 2022 which was distributed to holders of the Notes.

As of 11:59 p.m., New York City time, on June 4, 2018 (the “Exercise Expiration Date”), the aggregate principal amount of Notes validly tendered and not validly withdrawn was $599,376,000, representing approximately 99.90% of the outstanding Notes.

All of the Notes validly tendered and not validly withdrawn as of the Exercise Expiration Date will be accepted for payment pursuant to the Offer. Holders of such Notes will be eligible to receive the repurchase price of 100% of the principal amount thereof (the “Special Tender Price”). The Company will also pay any accrued and unpaid interest on the Notes to, but excluding, June 15, 2018 to all Holders of record on the June 1, 2018 regular record date for that interest payment date, without regard to whether or not a Holder tendered its Notes in the Offer. Payment of the Special Tender Price and of such accrued and unpaid interest for such Notes is expected to be made today, June 5, 2018 (the “Special Tender Date”).

The Company has retained RBC Capital Markets as the dealer manager for the Offer. Questions regarding the terms of the Offer may be directed to the Liability Management Group of RBC Capital Markets by calling (212) 618-7843 (collect) or (877) 381-2099 (US toll-free). Global Bondholder Services Corporation acted as the Information Agent and Depositary for the Offer.

This notice shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the Offer are set forth in the Offer to Repurchase distributed to holders of the Notes. The Offer is being made only through, and subject to the terms and conditions set forth in, the Offer to Repurchase.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions that the Company believes are reasonable but are not guarantees of future events and results. Actual future events and results of the Company may differ materially from those expressed in these forward-looking statements as a result of a number of factors, including those described in filings by the Company and Amneal Pharmaceuticals, Inc. with the Securities and Exchange Commission, which can be found at www.sec.gov.